Exhibit 99.1
Press Release
DENVER, CO – October 26, 2021	Contact: Trent Trujillo
Email: ttrujillo@udr.com

UDR ANNOUNCES THIRD QUARTER 2021 RESULTS

AND INCREASES FULL-YEAR 2021 GUIDANCE RANGES

UDR, Inc. (the “Company”) (NYSE: UDR), announced today its third quarter 2021 results. Net Income, Funds from Operations (“FFO”), FFO as Adjusted (“FFOA”), and Adjusted FFO (“AFFO”) per diluted share for the quarter ended September 30, 2021 are detailed below.

	Quarter Ended September 30
Metric	3Q 2021 Actual	3Q 2021 Guidance	3Q 2020 Actual	$ Change vs. Prior Year Period	% Change vs. Prior Year Period
Net Income per diluted share	$0.06	$0.02 to $0.04	$(0.09)	$0.15	167%
FFO per diluted share	$0.55	$0.49 to $0.51	$0.42	$0.13	31%
FFOA per diluted share	$0.51	$0.49 to $0.51	$0.50	$0.01	2%
AFFO per diluted share	$0.46	$0.44 to $0.46	$0.45	$0.01	2%

●	The Company reported net income attributable to common stockholders of $16.7 million, or $0.06 per share, compared to $(26.3) million, or $(0.09) per share, in the prior year period. This increase was primarily due to an increase in Same-Store (“SS”) net operating income (“NOI”), higher NOI from acquired communities, higher income from unconsolidated entities, and lower debt extinguishment costs.

●	SS results for third quarter 2021 versus third quarter 2020 and second quarter 2021 are summarized below.

Growth / (Decline)	Year-Over-Year (“YOY”): Q3 2021 vs. Q3 2020	Sequential: Q3 2021 vs. Q2 2021
With concessions reflected on a cash basis:
SS Revenue	5.3%	3.6%
SS Expense	3.3%	5.4%
SS NOI	6.3%	2.9%
With concessions reflected on a straight-line basis:
SS Revenue	1.6%	3.3%
SS NOI	0.9%	2.4%

●	The Company’s weighted average SS physical occupancy for the third quarter of 2021 was 97.5 percent, compared to 95.5 percent for the third quarter of 2020 and 97.2 percent for the second quarter of 2021.

●	The Company continues to implement its Next Generation Operating Platform which helped limit third quarter 2021 SS controllable expense growth to 1.8 percent YOY and 2.0 percent YTD.

●	During the quarter, the Company acquired five communities with a combined purchase price of $619.9 million. Subsequent to quarter-end, the Company acquired two communities for $282.5 million and sold one community for proceeds of $126.0 million.

●	During the quarter and subsequent to quarter-end, the Company entered into forward equity sale agreements under its at-the-market equity program for approximately 6.0 million shares of common stock at a weighted average initial forward price per share of $53.80 for estimated future proceeds of approximately $321.9 million, subject to adjustment as described later in this release. During the quarter, the Company settled approximately 11.4 million shares of common stock under its previously-announced forward equity sales agreements at a weighted average net price per share, after adjustments, of $43.82 for proceeds of approximately $500.0 million.

●	During the quarter, the Company (a) issued $200.0 million of 10-year unsecured debt at an effective interest rate of 2.259 percent, (b) increased the maximum aggregate capacity on its senior unsecured revolving credit facility to $1.3 billion from $1.1 billion and extended its maturity to January 2026, (c) increased the maximum aggregate capacity under its commercial paper program to $700.0 million from $500.0 million, (d) extended the maturity of its $350.0 million senior unsecured term loan to January 2027, and (e) extended the maturity of its $75.0 million working capital facility to January 2024. The spread above LIBOR on each of the revolving credit facility, term loan, and working capital facility was reduced by 5 basis points.

●	Subsequent to quarter-end, the Company published its third annual ESG report, which detailed the Company’s progress towards its ESG goals and introduced enhanced greenhouse gas emissions and energy usage reduction targets. Concurrently, the Company announced it was named the number one ESG performer in the 2021 GRESB survey among publicly listed residential companies worldwide with a score of 86.

“We once again achieved the high-end of our expectations across key performance metrics and raised guidance for the fourth time this year on the back of accretive capital allocation and strong operating results across our 21 markets, which have been further supplemented by our ongoing Platform innovations,” said Tom Toomey, UDR’s Chairman and CEO. “The competitive advantages created by our operational focus have and should continue to drive strong same-store growth and margin expansion as well as enable us to accretively deploy capital through numerous channels.”

Outlook

For the fourth quarter of 2021, the Company has established the following earnings guidance ranges. For the full-year 2021, the Company increased its previously provided Same-Store and earnings guidance ranges(1):

	Q4 2021 Outlook	Q3 2021 Actual	Updated Full-Year 2021 Outlook	Prior Full-Year 2021 Outlook	Change to 2021 Guidance, at Midpoint
Net Income / (Loss) per share	$0.30 to $0.32	$0.06	$0.41 to $0.43	$0.12 to $0.16	$0.28
FFO per share	$0.52 to $0.54	$0.55	$1.92 to $1.94	$1.85 to $1.89	$0.06
FFOA per share	$0.52 to $0.54	$0.51	$2.00 to $2.02	$1.97 to $2.01	$0.02
AFFO per share	$0.46 to $0.48	$0.46	$1.82 to $1.84	$1.79 to $1.83	$0.02
YOY Growth/(Decline): concessions reflected on a cash basis:
SS Revenue	N/A	5.3%	1.00% to 1.50%	(0.25)% to 0.75%	1.00%
SS Expense	N/A	3.3%	2.75% to 3.50%	1.00% to 3.00%	1.13%
SS NOI	N/A	6.3%	0.25% to 0.75%	(1.00)% to 0.50%	0.75%
YOY Growth/(Decline): concessions reflected on a straight-line basis:
SS Revenue	N/A	1.6%	(1.00)% to (0.50)%	(2.25)% to (1.25)%	1.00%
SS NOI	N/A	0.9%	(2.25)% to (1.75)%	(3.50)% to (2.00)%	0.75%
(1)

Additional assumptions for the Company’s fourth quarter and 2021 outlook can be found on Attachment 14 of the Company’s related quarterly Supplemental Financial Information. A reconciliation of FFO per share, FFOA per share, and AFFO per share to GAAP Net Income per share can be found on Attachment 15(D) of the Company’s related quarterly Supplemental Financial Information. Non-GAAP financial measures and other terms, as used in this earnings release, are defined and further explained on Attachments 15(A) through 15(D), “Definitions and Reconciliations,” of the Company’s related quarterly Supplemental Financial Information.

Recent Operating Trends

“We continue to realize sequential improvement in blended rate growth, collections, and our other income initiatives, while portfolio occupancy remains above 97 percent,” said Mike Lacy, UDR’s Senior Vice President of Operations. “Pricing power has remained unseasonably strong with our loss-to-lease staying in the low-teens, and we are effectively capturing higher-than-normal levels of demand throughout our portfolio due to market strength and a variety of Next Generation Operating Platform initiatives.”

Summary of Second Quarter 2021, Third Quarter 2021, and October 2021 Residential Operating Trends(1)

	As of and Through October 25, 2021
Metric	Q2 2021	Jul 2021	Aug 2021	Sept 2021	Q3 2021	Oct 2021 (Range)
Cash revenue collected (% of billed) during billing period	95.5%	94.4%	94.1%	94.2%	95.8%	94.2% - 94.4%
Cash revenue collected (% of billed) subsequent to billing period(1)	2.3%	2.9%	2.8%	1.8%	0.9%	N/A
Cash revenue collected (% of billed) as of October 25, 2021(1)	97.8%	97.3%	96.9%	96.0%	96.7%	92.7%
Revenue reserved or written-off	1.7%	N/A	N/A	N/A	0.7%(2)	N/A
Same-Store Metrics
Weighted Average Physical Occupancy	97.2%	97.5%	97.6%	97.5%	97.5%	97.0% - 97.2%
Effective Blended Lease Rate Growth(3)	0.9%	5.8%	8.7%	10.9%	8.2%	11.0% - 12.0%
(1)

Metrics shown here are as of October 25, 2021, and are for the Company’s total residential portfolio, unless otherwise indicated. The summation of cash revenue collected during and subsequent to a billing period may not equate to the total cash revenue collected as of October 25, 2021 for that same billing period due to rounding. Cash revenue collected as a percentage of billed revenue for Q2 2020, Q3 2020, Q4 2020, and Q1 2021 continue to increase over time and are 98.3 percent, 98.0 percent, 97.9 percent, and 97.9 percent, respectively, as of October 25, 2021.

(2)

For Q3 2021, as a result of the reduction in its accounts receivable balance during the quarter, the Company reduced its reserves (reflected as an increase in revenues) by approximately 0.9 percent, or $3.0 million, including $0.1 million for the Company’s share from unconsolidated joint ventures. This reduces the Company’s total bad debt reserve to $15.1 million, including $1.0 million for the Company’s share from unconsolidated joint ventures, which compares to a quarter-end accounts receivable balance of $23.3 million.

(3)

The Company defines Effective Blended Lease Rate Growth as the combined proportional growth as a result of (a) Effective New Lease Rate Growth and (b) Effective Renewal Lease Rate Growth. Management considers Effective Blended Lease Rate Growth a useful metric for investors as it assesses combined proportional market-level new and in-place demand trends. Please refer to the “Definitions and Reconciliations” section of the Company’s related quarterly Supplemental Financial Information for additional details.

Third Quarter 2021 Operations

In the third quarter, total revenue increased by $19.7 million YOY, or 6.4 percent, to $329.8 million. This increase was primarily attributable to growth in revenue from Same-Store, acquired, and stabilized, non-mature communities. The third quarter annualized rate of turnover decreased by 1,120 basis points versus the prior year period to 53.8 percent.

Summary of Same-Store Results in Third Quarter 2021 versus Third Quarter 2020

				(1)
Region	Revenue Growth / (Decline)	Expense Growth / (Decline)	NOI Growth / (Decline)	% of Same-Store Portfolio(1)	Physical Occupancy(2)	YOY Change in Occupancy
West	5.1%	3.4%	5.7%	36.9%	97.4%	3.4%
Mid-Atlantic	2.4%	4.6%	1.4%	21.8%	97.2%	0.5%
Northeast	6.3%	4.1%	7.6%	15.8%	97.3%	4.8%
Southeast	7.5%	7.0%	7.8%	12.0%	97.9%	0.7%
Southwest	5.5%	(3.3)%	11.8%	7.3%	98.1%	1.2%
Other Markets	10.0%	(0.7)%	15.2%	6.2%	97.8%	0.9%
Total (Cash)	5.3%	3.3%	6.3%	100.0%	97.5%	2.0%
Total (Straight-Line)	1.6%	-	0.9%	-	-	-
(1)	Based on Q3 2021 Same-Store NOI. For definitions of terms, please refer to the “Definitions and Reconciliations” section of the Company’s related quarterly Supplemental Financial Information.
(2)	Weighted average Same-Store physical occupancy for the quarter.

The table below includes sequential Same-Store results by region, with concessions accounted for on cash and straight-line bases.

Summary of Same-Store Results in Third Quarter 2021 versus Second Quarter 2021

				(1)
Region	Revenue Growth / (Decline)	Expense Growth / (Decline)	NOI Growth / (Decline)	% of Same-Store Portfolio(1)	Physical Occupancy(2)	Sequential Change in Occupancy
West	6.5%	3.7%	7.5%	36.9%	97.4%	0.4%
Mid-Atlantic	1.5%	4.5%	0.1%	21.8%	97.2%	0.1%
Northeast	1.2%	10.1%	(3.8)%	15.8%	97.3%	0.5%
Southeast	2.5%	6.0%	0.8%	12.0%	97.9%	0.2%
Southwest	3.4%	1.8%	4.4%	7.3%	98.1%	1.0%
Other Markets	6.2%	5.4%	6.6%	6.2%	97.8%	-
Total (Cash)	3.6%	5.4%	2.9%	100.0%	97.5%	0.3%
Total (Straight-Line)	3.3%	-	2.4%	-	-	-
(1)	Based on Q3 2021 Same-Store NOI. For definitions of terms, please refer to the “Definitions and Reconciliations” section of the Company’s related quarterly Supplemental Financial Information.
(2)	Weighted average Same-Store physical occupancy for the quarter.

Year-to-date (“YTD”), for the nine months ended September 30, 2021, total revenue increased by $3.8 million YOY, or 0.4 percent, to $942.6 million. This increase was primarily attributable to growth in revenue from acquired communities, partially offset by a decrease in revenue from Same-Store and non-residential properties. The YTD annualized rate of turnover decreased by 380 basis points versus the prior year period to 47.1 percent.

The table below includes YTD Same-Store results by region, with concessions accounted for on cash and straight-line bases, for the nine months ended September 30, 2021.

Summary of Same-Store Results YTD 2021 versus YTD 2020

				(1)
Region	Revenue Growth / (Decline)	Expense Growth / (Decline)	NOI Growth / (Decline)	% of Same-Store Portfolio(1)	Physical Occupancy(2)	YTD YOY Change in Occupancy
West	(3.9)%	2.4%	(6.1)%	36.4%	96.7%	1.2%
Mid-Atlantic	(0.3)%	3.4%	(1.9)%	22.4%	96.9%	0.1%
Northeast	(2.6)%	6.7%	(7.4)%	16.6%	96.5%	2.2%
Southeast	5.0%	6.9%	4.1%	11.8%	97.6%	0.5%
Southwest	2.2%	(1.7)%	4.8%	7.2%	97.3%	0.4%
Other Markets	4.9%	0.1%	7.0%	5.6%	97.7%	1.2%
Total (Cash)	(0.9)%	3.5%	(2.9)%	100.0%	97.0%	0.8%
Total (Straight-Line)	(2.4)%	-	(4.9)%	-	-	-
(1)	Based on YTD 2021 Same-Store NOI. For definitions of terms, please refer to the “Definitions and Reconciliations” section of the Company’s related quarterly Supplemental Financial Information.
(2)	Weighted average Same-Store physical occupancy for YTD 2021.

Transactional Activity

The table below summarizes the Company’s transactional activity completed during the quarter.

Community / Property	Location (MSA)	Purchase Price ($ millions)	Homes	Avg. Monthly Revenue per Occupied Home(1)	Physical Occupancy(1)
Acquisitions
Brio	Seattle, WA	$171.9	259	$2,616	97.1%
Canterbury Apartments	Washington, D.C.	127.2	544	1,493	97.6%
The Smith Valley Forge	Philadelphia, PA	116.2	320	2,138	94.7%
1274 at Towson	Baltimore, MD	57.6	192	1,697	96.5%
322 on North Broad	Philadelphia, PA	147.0	339	2,350	96.2%
Total / Weighted Avg.		$619.9	1,654	$1,991	96.5%
(1)	Average Monthly Revenue per Occupied Home and Physical Occupancy are weighted averages for the quarter ended September 30, 2021.

Subsequent to quarter-end, the Company acquired two communities and sold one community, as summarized below.

Community / Property	Location (MSA)	Purchase / (Sale) Price ($ millions)	Homes	Avg. Monthly Revenue per Occupied Home(1)	Physical Occupancy(1)
Acquisitions Completed
Essex Luxe(2)	Orlando, FL	$105.0	330	$1,905	96.0%
Arbors at Maitland Summit	Orlando, FL	177.5	663	1,575	96.0%
Subtotal / Weighted Avg.		$282.5	993	$1,685	96.0%
Dispositions
1818 Platinum Triangle	Orange County, CA	$(126.0)	265	$2,535	98.1%
(1)	Average Monthly Revenue per Occupied Home and Physical Occupancy are as of September 30, 2021.
(2)

In September 2018, UDR structured a $12.9 million preferred equity investment with a third-party developer to finance this 330-apartment home community that was completed in 2020. In connection with UDR’s acquisition of the community, the joint venture construction loan and the unpaid accrued interest were paid in full. Approximately $47.9 million of the acquisition cost was financed by issuing approximately 0.9 million Operating Partnership Units priced at $53.00 per share to the seller.

Nearly all properties acquired during the quarter and subsequent to quarter-end are located proximate to wholly owned UDR communities, which the Company expects should drive additional operating efficiencies as its Next Generation Operating Platform is deployed.

Development and Redevelopment Activity

At the end of the third quarter, the Company’s development pipeline totaled $501.5 million and was 66 percent funded. The Company’s active pipeline includes five development communities, one each in Denver, CO; Dublin, CA; King of Prussia, PA; Addison, TX; and Washington, D.C., for a combined total of 1,417 homes.

At the end of the third quarter, the Company’s redevelopment pipeline totaled $18.1 million and was 30 percent funded. The Company’s active pipeline features the addition of 43 new apartment homes at two communities, one each in Newport Beach, CA, and San Francisco, CA.

Developer Capital Program (“DCP”) Activity

At the end of the third quarter, the Company’s preferred equity investments under its DCP platform, including accrued return, totaled $316.3 million with a weighted average return rate of 10.7 percent and weighted average estimated remaining term of 2.4 years.

Capital Markets and Balance Sheet Activity

During the quarter the Company entered into forward equity sale agreements under its at-the-market equity program for approximately 5.0 million shares of common stock at a weighted average initial forward price per share of $53.86. Subsequent to quarter-end, the Company entered into forward equity sale agreements under its at-the-market equity program for approximately 0.9 million shares of common stock at a weighted average initial forward price per share of $53.51. The initial forward price per share for all forward equity sale agreements mentioned above will be adjusted at settlement to reflect the then-current federal funds rate and the amount of dividends paid to holders of UDR common stock over the term of the forward equity sale agreements. No shares under these new forward equity sale agreements have been settled. The final dates by which shares sold under these forward equity sale agreements must be settled range between August 1, 2022 and September 14, 2022.

During the quarter, the Company settled approximately 11.4 million shares of common stock under its previously-announced forward equity sales agreements at a weighted average net price per share, after adjustments, of $43.82 for proceeds of $500.0 million.

As previously announced, during the quarter, the Company:

●	Issued $200.0 million of 10-year unsecured debt at an effective interest rate of 2.259 percent. The notes were priced at 106.388 percent of the principal amount and were a further issuance of the Company’s $400.0 million senior unsecured notes due 2031.
●	Increased the maximum aggregate capacity on its senior unsecured revolving credit facility to $1.3 billion from $1.1 billion and extended the maturity date to January 31, 2026, with two six-month extension options. At the Company’s current credit rating, the facility carries an interest rate equal to LIBOR plus a spread of 77.5 basis points, a 5 basis point improvement versus prior pricing.
●	Extended the maturity date of its $350.0 million senior unsecured term loan to January 31, 2027. At the Company’s current credit rating, the term loan carries an interest rate equal to LIBOR plus a spread of 85 basis points, a 5 basis point improvement versus prior pricing.
●	Increased the maximum aggregate capacity under its commercial paper program to $700.0 million from $500.0 million. As of September 30, 2021, the program bears an interest rate of 0.22 percent, the equivalent of LIBOR plus a spread of 14 basis points.
●	Extended the maturity date of its $75.0 million working capital facility to January 12, 2024. At the Company’s current credit rating, the facility carries an interest rate equal to LIBOR plus a spread of 77.5 basis points, a 5 basis point improvement versus prior pricing.

As of September 30, 2021, the Company had $1.0 billion of liquidity through a combination of cash and undrawn capacity on its credit facilities, plus estimated proceeds of approximately $593.0 million from the potential settlement of approximately 11.6 million shares subject to previously-announced forward equity sale agreements (subject to adjustment as described above), for a total of $1.6 billion in liquidity. Please see Attachment 14 of the Company’s related quarterly Supplemental Financial Information for additional details on projected capital sources and uses.

The Company’s total indebtedness as of September 30, 2021 was $5.5 billion with no remaining consolidated maturities until 2024, excluding principal amortization, amounts on the Company’s commercial paper program and amounts on the Company’s working capital credit facility. In the table below, the Company has presented select balance sheet metrics for the quarter ended September 30, 2021 and the comparable prior year period.

	Quarter Ended September 30
Balance Sheet Metric	Q3 2021	Q3 2020	Change
Weighted Average Interest Rate	2.75%	3.01%	(0.26)%
Weighted Average Years to Maturity	7.8	7.6	0.2
Consolidated Fixed Charge Coverage Ratio	4.9x	4.7x	0.2x
Consolidated Debt as a percentage of Total Assets	35.8%	35.0%	0.8%
Consolidated Net-Debt-to-EBITDAre	7.1x	6.5x	0.6x

Board of Directors

As previously announced, during the quarter the Company appointed Kevin C. Nickelberry to its Board of Directors. Mr. Nickelberry currently serves as a Managing Director and Co-Head of Private Equity Co-Investments at GCM Grosvenor and has over 25 years of private equity origination, execution, and post-acquisition experience. Mr. Nickelberry is an independent director and serves on UDR’s Audit and Governance Committees.

Dividend

As previously announced, the Company’s Board of Directors declared a regular quarterly dividend on its common stock for the third quarter of 2021 in the amount of $0.3625 per share. The dividend will be paid in cash on November 1, 2021 to UDR common shareholders of record as of October 11, 2021. The third quarter 2021 dividend will represent the 196th consecutive quarterly dividend paid by the Company on its common stock.

Supplemental Information

The Company offers Supplemental Financial Information that provides details on the financial position and operating results of the Company which is available on the Company's website at ir.udr.com.

Conference Call and Webcast Information

UDR will host a webcast and conference call at 11:00 a.m. Eastern Time on October 27, 2021 to discuss third quarter results as well as high-level views for 2021. The webcast will be available on UDR's website at ir.udr.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. To participate in the teleconference dial 877-705-6003 for domestic and 201-493-6725 for international. A passcode is not necessary.

Given the combination of a high volume of conference calls occurring during this time of year and the impact that the COVID-19 pandemic has had on staffing and capacity at the Company’s conference call provider, delays are anticipated when connecting to the live call. As a result, stakeholders and interested parties are encouraged to utilize the Company’s webcast link for its earnings results discussion.

A replay of the conference call will be available through November 27, 2021, by dialing 844-512-2921 for domestic and 412-317-6671 for international and entering the confirmation number, 13723632, when prompted for the passcode. A replay of the call will also be available for 30 days on UDR's website at ir.udr.com.

Full Text of the Earnings Report and Supplemental Data

The full text of the earnings report and related quarterly Supplemental Financial Information will be available on the Company’s website at ir.udr.com.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement, due to a number of factors, which include, but are not limited to, the impact of the COVID-19 pandemic and measures intended to prevent its spread or address its effects, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels and rental rates, expectations concerning the joint ventures with third parties, expectations that technology will help grow net operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the SEC from time to time, including the Company's Annual Report on Form 10-K and the Company's Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. securities laws.

About UDR, Inc.

UDR, Inc. (NYSE: UDR), an S&P 500 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate communities in targeted U.S. markets. As of September 30, 2021, UDR owned or had an ownership position in 56,325 apartment homes including 1,417 homes under development. For over 49 years, UDR has delivered long-term value to shareholders, the best standard of service to Residents and the highest quality experience for Associates.